N-SAR Exhibit: Sub-item 77I
Western Asset Middle Market Debt Fund Inc. (the "Fund")

In connection with the offering of shares of common stock of the Western Asset Middle Market Debt Fund, the Fund's Investment Management Agreement and Subadvisory Agreements, are incorporated by reference to the Fund's Registration Statement, pre-effective Amendment No. 4 to Form N-2, filed with the Securities and Exchange Commission on December 19, 2012 (Accession No. 0001193125-12-508502).